Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, July 27, 2010	Greg Peterson Director of Investor Relations 770-232-8229 greg.peterson@agcocorp.com
AGCO REPORTS SECOND QUARTER RESULTS
Second Quarter Sales of $1.7 Billion Produces Net Income per Share of $0.66
     DULUTH, GA —July 27 — AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.7 billion for the second quarter of 2010, down 1.4% compared to the second quarter of 2009. Reported and adjusted net income per share, which excludes restructuring and other infrequent expenses, were $0.66 for the second quarter of 2010. These results compare to reported net income per share of $0.61 and adjusted net income per share, which excludes restructuring and other infrequent expenses, of $0.64 for the second quarter of 2009. Excluding favorable currency translation impacts of approximately 0.3%, net sales in the second quarter of 2010 decreased 1.7% compared to the same period in 2009.
     Net sales for the first six months of 2010 were $3.1 billion, a decrease of approximately 6.9% compared to the same period in 2009. Excluding the favorable impact of currency translation of approximately 4.2%, net sales for the first six months of 2010 decreased approximately 11.1% compared to the same period in 2009. For the first six months of 2010, reported net income was $0.76 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $0.78 per share. These results compare to reported net income of $0.98 per share and adjusted net income, excluding restructuring and other infrequent expenses, of $1.00 per share for the first six months of 2009.
     “AGCO’s robust performance in South America was the key to our results in the second quarter of 2010,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “AGCO’s market leadership position in Brazil allowed us to take advantage of strong market conditions by doubling our sales and expanding our margins in that region, compared to the second quarter of 2009. This success offset lower results in the Europe/Africa/ Middle East segment due to the weak conditions that we are facing across the Western European markets. With our factories worldwide moving to more normal production schedules in the second quarter of 2010, we delivered gross margin improvement for the second quarter and first six months by closely managing material costs and improving productivity despite a decline in sales compared to a year ago.”
     “In the first half of 2010, we managed production volumes very closely and constrained the seasonal build in our inventories in response to diverse market conditions which resulted in a solid working capital position at the end of June. In the second half, our focus will remain on
CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

cost control, margin improvement and working capital management. Through these efforts and higher scheduled production, we expect to continue to improve our margins compared to the prior year. In addition, we will also be making investments in factory productivity initiatives aimed at expanding our margins and increasing asset returns in the coming years.”
     Market demand remained very strong in Brazil and Argentina during the second quarter of 2010 resulting in AGCO’s South American region reporting a sales increase of approximately 74.2% compared to the second quarter of 2009, excluding favorable currency translation impacts. In contrast, weak industry conditions in Western Europe resulted in a net sales decrease in AGCO’s Europe/Africa/Middle East (EAME) region of approximately 9.6% during the second quarter of 2010 compared to the same period of 2009, excluding unfavorable currency translation impacts. In the North American region, sales in the second quarter of 2010 declined approximately 19.3% compared to the second quarter of 2009, excluding favorable currency translation impacts. Lower sales of utility tractors and hay products produced the decline in the North American region.
     Income from operations for the second quarter of 2010 grew to $96.5 million, an increase of approximately 23.6% compared to the second quarter of 2009. Gross margins were 18.4% in the second quarter of 2010 compared to 16.5% in the second quarter of 2009. The margin improvement was driven by material cost control and higher production. Income from operations for the first six months of 2010 decreased approximately $29.3 million compared to the same period in 2009 due primarily to a decrease in net sales.
Market Update
     Industry Unit Retail Sales

	Tractors	Combines
	Change from	Change from
Six months ended June 30, 2010	Prior Year Period	Prior Year Period
North America	+2%	+ 1%
South America	+57%	+50%
Western Europe	-19%	-35%
     North America
     Industry unit retail sales of tractors in the first six months of 2010 increased approximately 2% in North America compared to the same period in 2009. Growth in high horsepower tractors and compact tractors was partially offset by a decline in utility tractors. Strong row crop farm fundamentals contributed to the strength in retail sales of high horsepower tractors and combines. Continued weakness in the dairy and livestock sectors contributed to lower industry unit retail sales of mid-range tractors and hay equipment, which both declined compared to the first six months of 2009.
     South America
     In the first six months of 2010, industry unit retail sales of tractors were up sharply compared to the same period in 2009. Supportive government financing programs, record harvests early in 2010 and improved economics for sugar cane growers produced robust growth in Brazil compared to weak market conditions experienced in the first half of 2009. Improved weather and increased crop production in Argentina contributed to a 53% increase in industry unit retail sales in the first half of 2010 compared to the same period last year.
     Western Europe
     Industry demand stabilized in Western Europe, but remained weak during the first six months of 2010 compared to the prior year period. Industry unit retail tractor volumes were down approximately 19% compared to the same period in 2009. The slow pace of macro-economic recovery, weak farmer sentiment and soft demand in the dairy and livestock sectors contributed to the decline in 2010. Industry unit retail tractor sales declined in France, the United Kingdom and Germany in the first six months of 2010 compared to same period in 2009.
     “Market demand in Brazil is currently running at record levels,” stated Mr. Richenhagen. “The Brazilian government has extended low interest rate equipment financing programs through the end of 2010 which along with strong harvests and improved farm income are supporting industry sales. In North America, the expectation of strong yields and improved farm economics is maintaining demand for large tractors and combines by the professional producer segment. Demand in the Russian and Eastern European markets remains at very low levels due to ongoing credit constraints. Industry demand in Western Europe continues to lag below normal levels. Dealers’ inventories of used equipment remain high and with marginal farm economics, industry sales of farm equipment remain weak. Despite uncertainty in some of the markets today, the long-term trend of growth in global food consumption remains intact and is expected to support crop prices at levels well above historical levels, leading to increased farmer profitability and reinvestment in agricultural production.”
Regional Results
          AGCO Regional Sales (in millions)

			% change from 2009
		% change	due to currency
	Net sales	from 2009	translation(1)
Three months ended June 30, 2010
North America	$370.1	-17.0%	2.3%
South America	448.2	97.6%	23.4%
Europe/Africa/Middle East	857.9	-15.5%	-5.8%
Rest of World	66.8	-15.9%	2.1%

Total	$1,743.0	- 1.4%	0.3%

Six months ended June 30, 2010
North America	$653.0	-22.2%	2.4%
South America	825.5	103.2%	31.9%
Europe/Africa/Middle East	1,470.2	- 23.4%	-1.1%
Rest of World	122.5	- 8.3%	7.9%

Total	$3,071.2	- 6.9%	4.2%

(1)	See Footnotes for additional disclosure

     North America
     Weak demand from dairy and protein producers led to significant declines in mid-range tractors and hay and forage equipment sales in AGCO’s North American region during the first half of 2010 compared to the same period in 2009. Lower sales and increased expenditures on engineering efforts primarily aimed at meeting new emission standards resulted in a decline in income from operations of approximately $27.1 million for the first six months of 2010 compared to the same period in 2009.
     South America
     Strong industry demand across South America resulted in a 71.3% increase in South American sales in the first six months of 2010 compared to the same period in 2009, excluding the impact of favorable currency translation. Income from operations increased approximately $78.2 million in the first six months of 2010 compared to the same period in 2009. Sales growth, improved factory productivity and a richer product mix in Brazil led to the increase in operating income.
     EAME
     Lower market demand in Western Europe resulted in significant sales declines in the EAME region. AGCO experienced the largest declines in France and Germany partially offset by sales growth in Poland, Scandinavia and Finland. Income from operations declined by approximately $94.7 million in the first six months of 2010 compared to the same period in 2009. Reduced sales and increased engineering expenses contributed to the decline.
     Rest of World
     Net sales in AGCO’s Rest of World segment declined by approximately 16.2% during the first half of 2010 compared to the prior year period, excluding the impact of currency translation. Lower sales in Australia, New Zealand and Eastern Europe drove most of the decline. Income from operations in the Rest of World region was down slightly in the first half of 2010 compared to the same period in 2009.
Outlook
     Global industry sales are expected to be mixed in 2010 compared to 2009. In South America strong industry conditions are expected to continue in the second half of 2010, but relatively flat compared to a strong second half of 2009. North American industry demand is expected to remain stable for the remainder of the year. Market conditions are expected to remain weak but stable in Western Europe during the second half of 2010. Comparisons to 2009 will be more favorable in the second half of the year due to weak conditions in Western Europe in the second half of 2009.
     AGCO is targeting adjusted earnings per share in a range from $1.85 to $2.00 for the full year of 2010. Net sales are expected to range from $6.7 billion to $6.8 billion. Gross margin improvements are expected to be partially offset by higher engineering expenses for new product development and Tier 4 emission requirements, as well as higher pension costs. Earnings per share projections exclude restructuring expenses that are expected to be incurred in the Company’s European operations and are estimated to be approximately $0.06 per share for the full year of 2010.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 27, 2010. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, margin improvements, profitability, working capital, facility enhancements, industry demand, general economic conditions, global food demand, crop prices, farm incomes and reinvestments, pension costs and engineering and restructuring expenses, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing take place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies.

These risks may delay or reduce our realization of value from our international operations.

•	Most retail sales of the products that we manufacture are financed, either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During the first quarter of 2010, our joint ventures with Rabobank, which are controlled by Robobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the ongoing economic downturn, financing for capital equipment purchases generally has become more difficult and expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and our retail finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees, and our available cash flow may be adversely affected in the event that payments become due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact results of operations and cash flows.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.
•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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About AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,700 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2009, AGCO had net sales of $6.6 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30,	December 31,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$575.0	$651.4
Accounts and notes receivable, net	857.3	725.2
Inventories, net	1,286.3	1,156.7
Deferred tax assets	74.1	63.6
Other current assets	141.2	151.6

Total current assets	2,933.9	2,748.5
Property, plant and equipment, net	798.2	910.0
Investment in affiliates	346.0	353.9
Deferred tax assets	64.4	70.0
Other assets	123.2	115.7
Intangible assets, net	147.9	166.8
Goodwill	561.2	634.0

Total assets	$4,974.8	$4,998.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$0.1
Convertible senior subordinated notes	197.1	193.0
Securitization facilities	122.4	—
Accounts payable	671.0	621.6
Accrued expenses	763.5	808.7
Other current liabilities	59.5	45.5

Total current liabilities	1,813.5	1,668.9
Long-term debt, less current portion	416.3	454.0
Pensions and postretirement health care benefits	251.8	276.6
Deferred tax liabilities	106.8	118.7
Other noncurrent liabilities	70.8	78.0

Total liabilities	2,659.2	2,596.2

Temporary Equity:
Equity component of redeemable convertible senior subordinated notes	4.1	8.3

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,060.1	1,061.9
Retained earnings	1,590.8	1,517.8
Accumulated other comprehensive loss	(341.2)	(187.4)

Total AGCO Corporation stockholders’ equity	2,310.6	2,393.2

Noncontrolling interest	0.9	1.2

Total stockholders’ equity	2,311.5	2,394.4

Total liabilities, temporary equity and stockholders’ equity	$4,974.8	$4,998.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2010	2009

Net sales	$1,743.0	$1,767.0
Cost of goods sold	1,421.9	1,475.2

Gross profit	321.1	291.8

Selling, general and administrative expenses	164.8	154.2
Engineering expenses	55.0	52.1
Restructuring and other infrequent expenses	0.5	2.8
Amortization of intangibles	4.3	4.6

Income from operations	96.5	78.1

Interest expense, net	8.3	11.5
Other expense, net	7.3	8.4

Income before income taxes and equity in net earnings of affiliates	80.9	58.2

Income tax provision	31.9	14.0

Income before equity in net earnings of affiliates	49.0	44.2

Equity in net earnings of affiliates	13.8	13.2

Net income	62.8	57.4

Net loss attributable to noncontrolling interest	0.1	—

Net income attributable to AGCO Corporation and subsidiaries	$62.9	$57.4

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$0.68	$0.62

Diluted	$0.66	$0.61

Weighted average number of common and common equivalent shares outstanding:
Basic	92.9	92.3

Diluted	95.9	93.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2010	2009

Net sales	$3,071.2	$3,299.7
Cost of goods sold	2,525.5	2,737.1

Gross profit	545.7	562.6

Selling, general and administrative expenses	321.8	315.8
Engineering expenses	107.1	100.1
Restructuring and other infrequent expenses	2.1	2.8
Amortization of intangibles	8.8	8.7

Income from operations	105.9	135.2

Interest expense, net	17.9	23.0
Other expense, net	4.8	14.8

Income before income taxes and equity in net earnings of affiliates	83.2	97.4

Income tax provision	35.7	28.4

Income before equity in net earnings of affiliates	47.5	69.0

Equity in net earnings of affiliates	25.3	22.1

Net income	72.8	91.1

Net loss attributable to noncontrolling interest	0.2	—

Net income attributable to AGCO Corporation and subsidiaries	$73.0	$91.1

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$0.79	$0.99

Diluted	$0.76	$0.98

Weighted average number of common and common equivalent shares outstanding:
Basic	92.7	92.1

Diluted	96.1	92.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$72.8	$91.1

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	64.8	53.2
Deferred debt issuance cost amortization	1.4	1.4
Amortization of intangibles	8.8	8.7
Amortization of debt discount	8.0	7.5
Stock compensation	5.2	8.4
Equity in net earnings of affiliates, net of cash received	(18.9)	(14.4)
Deferred income tax provision	(5.8)	(7.2)
Gain on sale of property, plant and equipment	(0.1)	(0.2)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(18.7)	(55.1)
Inventories, net	(227.1)	(3.1)
Other current and noncurrent assets	(33.1)	1.4
Accounts payable	104.5	(331.2)
Accrued expenses	34.6	(15.8)
Other current and noncurrent liabilities	17.1	(10.5)

Total adjustments	(59.3)	(356.9)

Net cash provided by (used in) operating activities	13.5	(265.8)

Cash flows from investing activities:
Purchases of property, plant and equipment	(45.3)	(97.8)
Proceeds from sale of property, plant and equipment	0.3	1.4
Investments in unconsolidated affiliates, net	—	(0.2)
Restricted cash and other	—	29.0

Net cash used in investing activities	(45.0)	(67.6)

Cash flows from financing activities:
Repayment of debt obligations, net	(14.5)	(19.4)
Payment of minimum tax withholdings on stock compensation	(11.0)	(5.2)
Proceeds from issuance of common stock	0.1	—
Investments by noncontrolling interest	—	1.3

Net cash used in financing activities	(25.4)	(23.3)

Effect of exchange rate changes on cash and cash equivalents	(19.5)	40.3

Decrease in cash and cash equivalents	(76.4)	(316.4)
Cash and cash equivalents, beginning of period	651.4	506.1

Cash and cash equivalents, end of period	$575.0	$189.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1.	DECONSOLIDATION OF JOINT VENTURE
     On January 1, 2010, the Company adopted the provisions of Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”), and performed a qualitative analysis of all its joint ventures, including its GIMA joint venture, to determine whether it had a controlling financial interest in such ventures. As a result of this analysis, the Company determined that its GIMA joint venture should no longer be consolidated into the Company’s results of operations or financial position as the Company does not have a controlling financial interest in GIMA based on the shared powers of both joint venture partners to direct the activities that most significantly impact GIMA’s financial performance. GIMA is a joint venture between AGCO and Claas Tractor SAS to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a 50% ownership interest in the joint venture and has an investment of approximately €4.2 million in the joint venture. Both parties purchase all of the production output of the joint venture. The deconsolidation of GIMA resulted in a retroactive reduction to “Noncontrolling interests” within equity and an increase to “Investments in affiliates” in the Company’s Condensed Consolidated Balance Sheet as of December 31, 2009 of approximately $6.4 million. The deconsolidation resulted in a retroactive reduction in the Company’s “Net sales” and “Income from Operations” within its Condensed Consolidated Statements of Operations and a reclassification of amounts previously reported as “Net income attributable to noncontrolling interests” to “Equity in net earnings of affiliates,” but otherwise had no net impact to the Company’s consolidated net income for the three and six months ended June 30, 2009. The deconsolidation also resulted in a reduction of the Company’s “Total assets” and “Total liabilities” within its Condensed Consolidated Balance Sheets, but had no net impact to the Company’s “Total stockholders’ equity” other than the reduction previously mentioned. The Company retroactively restated prior periods and recorded the following adjustments:

	As Previously
	Reported	Adjustment	As adjusted
Condensed Consolidated Balance Sheet as of December 31, 2009
Total assets	$5,062.2	$(63.3)	$4,998.9
Total liabilities	$2,653.1	$(56.9)	$2,596.2

Condensed Consolidated Statement of Operations for the Three Months Ended June 30, 2009

Net sales	$1,795.2	$(28.2)	$1,767.0
Income from operations	$77.8	$0.3	$78.1

Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2009

Net sales	$3,374.2	$(74.5)	$3,299.7
Income from operations	$136.4	$(1.2)	$135.2

2.	STOCK COMPENSATION EXPENSE
     The Company recorded stock compensation expense as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cost of goods sold	$0.2	$—	$0.3	$0.5
Selling, general and administrative expenses	3.3	2.3	5.2	8.2

Total stock compensation expense	$3.5	$2.3	$5.5	$8.7

3.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During 2009 and 2010, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in France, Finland, Germany and the United States, as well as at various administrative offices located in the United Kingdom, Spain and the United States. The Company also announced the closure of its combine assembly operations in Randers, Denmark in 2009. During the six months ended June 30, 2010, the Company recorded restructuring and other infrequent expenses of approximately $2.1 million, primarily related to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain, Finland and France. During the six months ended June 30, 2009, the Company recorded restructuring and other infrequent expenses of approximately $2.8 million, primarily related to severance and other related costs associated with the Company’s rationalization of its operations in the United States, the United Kingdom and Finland.
4.	INDEBTEDNESS
     Indebtedness at June 30, 2010 and December 31, 2009 consisted of the following:

	June 30,	December 31,
	2010	2009
6 7/8% Senior subordinated notes due 2014	$244.9	$286.5
1 3/4% Convertible senior subordinated notes due 2033	197.1	193.0
1 1/4% Convertible senior subordinated notes due 2036	171.4	167.5
Securitization facilities	122.4	—
Other long-term debt	—	0.1

	735.8	647.1
Less: Current portion of long-term debt	—	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	(197.1)	(193.0)
Securitization facilities	(122.4)	—

Total indebtedness, less current portion	$416.3	$454.0

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds, respectively, 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes, for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of June 30, 2010 and December 31, 2009, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending June 30, 2010 and December 31, 2009, respectively, and, therefore, the Company classified the notes as a current liability. In accordance with ASU No. 2009-04, “Accounting for Redeemable Equity Instruments,” the Company also classified the equity component of the 1 3/4% convertible senior subordinated notes as “temporary equity.” The amount classified as “temporary equity” was measured as the excess of (a) the amount of cash that would be required to be paid upon conversion over (b) the current carrying amount of the liability-classified component. Future classification of both series of notes between current and long-term debt and classification of the equity component of both notes as “temporary equity” is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s $300.0 million multi-currency revolving credit facility, or a combination of these sources.
5.	INVENTORIES
     Inventories at June 30, 2010 and December 31, 2009 were as follows:

	June 30,	December 31,
	2010	2009
Finished goods	$529.2	$480.0
Repair and replacement parts	393.2	383.1
Work in process	109.4	86.3
Raw materials	254.5	207.3

Inventories, net	$1,286.3	$1,156.7

6.	ACCOUNTS RECEIVABLE SALES AGREEMENTS AND SECURITIZATION FACILITIES
     On January 1, 2010, the Company adopted the provisions of ASU 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” and ASU 2009-17. As a result of this adoption, the Company’s European securitization facilities were required to be recognized within the Company’s Condensed Consolidated Balance Sheets. At June 30, 2010, the Company’s accounts receivable securitization facilities in Europe had outstanding funding of approximately €99.9 million (or approximately $122.4 million). Therefore, the Company recognized approximately $122.4 million of accounts receivable sold through its European securitization facilities as of June 30, 2010 with a corresponding liability equivalent to the funded balance of the facilities.
     At June 30, 2010, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of substantially all of its wholesale interest-bearing and non-interest bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its 49% owned U.S. and Canadian retail finance joint ventures. As of June 30, 2010, net cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements was approximately $404.5 million.
     Losses on sales of receivables primarily under the Company’s accounts receivable sales agreements in North America with AGCO Finance, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $3.7 million and $6.3 million during the three and six months ended June 30, 2010, respectively. Losses on sales of receivables primarily under the Company’s European securitization facility and former U.S. and Canadian securitization facilities were approximately $5.2 million and $10.2 million during the three and six months ended June 30, 2009, respectively.

     The Company’s AGCO Finance retail finance joint ventures in Europe, Brazil and Australia also provide wholesale financing to the Company’s dealers. The receivables associated with these arrangements are without recourse to the Company. As of June 30, 2010 and December 31, 2009, these retail finance joint ventures had approximately $162.7 million and $176.9 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.
7.	EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and six months ended June 30, 2010 and 2009 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$62.9	$57.4	$73.0	$91.1

Weighted average number of common shares outstanding	92.9	92.3	92.7	92.1

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.68	$0.62	$0.79	$0.99

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$62.9	$57.4	$73.0	$91.1

Weighted average number of common shares outstanding	92.9	92.3	92.7	92.1
Dilutive stock options, performance share awards and restricted stock awards	0.2	0.2	0.5	0.2
Weighted average assumed conversion of contingently convertible senior subordinated notes	2.8	1.3	2.9	0.6

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	95.9	93.8	96.1	92.9

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.66	$0.61	$0.76	$0.98

8.	SEGMENT REPORTING
     Effective January 1, 2010, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure over the past year, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Asia/Pacific to North America; South America; Europe/Africa/Middle East; and Rest of World. The Rest of World reportable segment includes the regions of Eastern Europe, Asia, Australia and New Zealand, and the Europe/Africa/ Middle East segment no longer includes certain markets in Eastern Europe. Effective January 1, 2010, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Disclosures for the three and six months ended June 30, 2009 have been adjusted to reflect the change in reportable segments.
     The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2010 and 2009 are as follows:

Three Months Ended	North	South	Europe/Africa/	Rest of
June 30,	America	America	Middle East	World	Consolidated
2010
Net sales	$370.1	$448.2	$857.9	$66.8	$1,743.0
Income from operations	10.0	41.8	65.2	4.8	121.8

2009
Net sales	$445.8	$226.9	$1,014.7	$79.6	$1,767.0
Income from operations	24.6	1.0	80.4	4.9	110.9

Six Months Ended	North	South	Europe/Africa/	Rest of
June 30,	America	America	Middle East	World	Consolidated
2010
Net sales	$653.0	$825.5	$1,470.2	$122.5	$3,071.2
Income from operations	2.7	84.6	61.4	6.6	155.3

2009
Net sales	$839.1	$406.4	$1,920.4	$133.8	$3,299.7
Income from operations	29.8	6.4	156.1	7.8	200.1

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Segment income from operations	$121.8	$110.9	$155.3	$200.1
Corporate expenses	(17.2)	(23.1)	(33.3)	(45.2)
Stock compensation expense	(3.3)	(2.3)	(5.2)	(8.2)
Restructuring and other infrequent expenses	(0.5)	(2.8)	(2.1)	(2.8)
Amortization of intangibles	(4.3)	(4.6)	(8.8)	(8.7)

Consolidated income from operations	$96.5	$78.1	$105.9	$135.2

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended June 30, 2010 and 2009 (in millions, except per share data):

	Three months ended June 30,
	2010			2009
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)

As adjusted	$97.0	$63.3	$0.66	$80.9	$59.6	$0.64
Restructuring and other infrequent expenses(2)	0.5	0.4	—	2.8	2.2	0.02

As reported	$96.5	$62.9	$0.66	$78.1	$57.4	$0.61

(1)	Net income and earnings per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent expenses recorded during the second quarter of 2010 related primarily to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain and France. The restructuring and other infrequent expenses recorded during the second quarter of 2009 related primarily to severance costs associated with the Company’s rationalization of its operations in the United States, United Kingdom and Finland.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the six months ended June 30, 2010 and 2009 (in millions, except per share data):

	Six months ended June 30,
	2010			2009
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)

As adjusted	$108.0	$74.6	$0.78	$138.0	$93.3	$1.00
Restructuring and other infrequent expenses(2)	2.1	1.6	0.02	2.8	2.2	0.02

As reported	$105.9	$73.0	$0.76	$135.2	$91.1	$0.98

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded during the first six months of 2010 related primarily to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain, Finland and France. The restructuring and other infrequent expenses recorded during the first six months of 2009 related primarily to severance costs associated with the Company’s rationalization of its operations in the United States, United Kingdom and Finland.

     The following is a reconciliation of net sales for the three months ended June 30, 2010 at actual exchange rates compared to 2009 adjusted exchange rates (in millions):

	Three months ended June 30,
	2010 at	2010 at
	Actual	Adjusted	Change due to
	Exchange	Exchange	currency
	Rates	Rates(1)	translation

North America	$370.1	$359.7	2.3%
South America	448.2	395.0	23.4%
Europe/Africa/Middle East	857.9	917.0	(5.8)%
Rest of World	66.8	65.2	2.1%

	$1,743.0	$1,736.9	0.3%

(1)	Adjusted exchange rates are 2009 exchange rates.
     The following is a reconciliation of net sales for the six months ended June 30, 2010 at actual exchange rates compared to 2009 adjusted exchange rates (in millions):

	Six months ended June 30,
	2010 at	2010 at
	Actual	Adjusted	Change due to
	Exchange	Exchange	currency
	Rates	Rates(1)	translation

North America	$653.0	$633.0	2.4%
South America	825.5	696.0	31.9%
Europe/Africa/Middle East	1,470.2	1,492.0	(1.1)%
Rest of World	122.5	112.1	7.9%

	$3,071.2	$2,933.1	4.2%

(1)	Adjusted exchange rates are 2009 exchange rates.